004 Putnam Income Fund
10/31/13 Annual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  27,142
Class B	  977
Class C	  3,873
Class M   4,277

72DD2 (000s omitted)

Class R   213
Class R5  *
Class R6  131
Class Y	  5,976

* Amount represents less than 1

73A1

Class A   0.235
Class B	  0.182
Class C	  0.182
Class M   0.220

73A2

Class R   0.220
Class R5  0.258
Class R6  0.259
Class Y	  0.252

74U1 (000s omitted)

Class A	  108,866
Class B	  4,840
Class C	  18,644
Class M   18,218

74U2 (000s omitted)

Class R   1,124
Class R5  1
Class R6  849
Class Y	  18,344

74V1

Class A	  7.20
Class B	  7.13
Class C	  7.15
Class M   7.05

74V2

Class R   7.16
Class R5  7.29
Class R6  7.29
Class Y	  7.29



Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.